EXHIBIT 5.01
July 25, 2008
Transmeta Corporation
2540 Mission College Blvd.
Santa Clara, California 95054
Gentlemen/Ladies:
     At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Transmeta Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about July 25, 2008 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 721,283 shares of the Company’s Common Stock, $0.00001 par value per share (the “Stock”), which are subject to issuance by the Company upon (a) the exercise of stock options granted or to be granted, the award of stock bonuses, or the purchase of restricted stock under the Company’s 2000 Equity Incentive Plan, as amended (the “2000 Equity Incentive Plan”), pursuant to an increase under such plan effective January 1, 2008, and (b) the exercise of stock purchase rights to be granted under the Company’s 2000 Employee Stock Purchase Plan, as amended (the “2000 Purchase Plan”), pursuant to an increase under such plan effective January 1, 2008. In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:
(1)	the Company’s Second Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on November 13, 2000, as amended by the Certificate of Amendment of Second Amended and Restated Certificate of Incorporation, as filed with the Delaware Secretary of State on August 15, 2007;

(2)	the Company’s Restated Bylaws, as adopted on July 31, 2000;

(3)	the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

(4)	the prospectuses prepared in connection with the Registration Statement (the “Prospectuses”);

(5)	the minutes of meetings and actions by written consent of the stockholders and Board of Directors that are contained in the Company’s minute books and the minute books of the Company’s predecessor, Transmeta Corporation, a California corporation (“Transmeta California”), that are in our possession;

(6)	a statement from the Company dated July 25, 2008 as to the number of (i) issued and outstanding shares of the Company’s capital stock, (ii) issued and outstanding options, warrants and rights to purchase capital stock, and (iii) any additional shares of capital stock reserved for future issuance in connection with the

July 25, 2008

Company’s stock option and stock purchase plans and all other plans, agreements or rights;

(7)	a written confirmation from the Company’s transfer agent, Mellon Investor Services, of the number of shares of Common Stock issued and outstanding or held in the treasury of the Company as of the date hereof; and

(8)	an opinion certificate addressed to us, dated of even date herewith, and executed by the Company containing certain factual and other representations (the “Opinion Certificate”).
     In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.
     As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Opinion Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.
     We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.
     In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any shares of Stock, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended, that the registration will apply to such shares of Stock and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of such shares of Stock.
     Based upon the foregoing, it is our opinion that (a) the 601,069 shares of Stock that may be issued and sold by the Company upon the exercise of stock options granted or to be granted, the award of stock bonuses, or the purchase of restricted stock under the 2000 Equity Incentive Plan and (b) the 120,214 shares of Stock that may be issued and sold by the Company upon exercise of stock purchase rights to be granted under the 2000 Purchase Plan, when issued, sold and delivered in accordance with the applicable plan and purchase agreements to be entered into

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thereunder and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus, will be validly issued, fully paid and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Very truly yours, FENWICK & WEST LLP
By:	/s/ Mark A. Leahy
Mark A. Leahy, a Partner